Exhibit 99.1

CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

AMERICAN REALTY CAPITAL PROPERTIES EXECUTIVE MANAGEMENT TEAM TO RING THE BELL ON NASDAQ

NEW YORK, NY, September 8, 2011—American Realty Capital Properties, Inc., (“ARCP” or the “Company”) announced today that members of its executive management team will ring the opening bell at NASDAQ on Tuesday, September 13, 2011. Representing ARCP at the event will be Chief Executive Officer and Chairman of the Board Nicholas S. Schorsch and President and Chief Operating Officer William M. Kahane as well as various members of the Company’s leadership team. The ceremony will take place at the NASDAQ MarketSite Studio in Times Square New York at 9:30 am ET.

The ceremonial ringing of the bell commemorates the closing of the Company’s initial public offering of 5,580,000 shares of common stock at a price of $12.50 per share for proceeds of $69,750,000 on September 7, 2011.  The shares began trading on the Nasdaq Capital Market under the symbol “ARCP” at 3 P.M. on September 7, 2011.

American Realty Capital Properties, Inc. is a newly organized Maryland corporation that intends to qualify as a real estate investment trust (“REIT”) focused on owning and acquiring single tenant freestanding commercial properties subject to net leases with high credit quality tenants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different.